Exhibit 10.10

February 11, 2025
Dear Irving,

This letter states our offer to you for regular full-time employment in Western Digital (Singapore) Pte. Ltd. (“the Company”) and sets out the terms and conditions of your employment with the Company.
1.General
1.1You will start your new position with the Company in a full-time capacity on the date you become the Chief Executive Officer (”CEO”) for the global company as determined by the Western Digital Board of Directors.
1.2Your title will be CEO and you will report to the Western Digital Board of Directors. Your title may be changed by the Company in accordance with business needs.
1.3In this position, you will devote all of your time, attention, and ability during normal business hours to the duties, responsibilities, and instructions reasonably assigned to you by the Company. These job duties and responsibilities may be altered by the Company from time to time in order to meet business needs.
1.4Your primary place of work will be at 9 Tampines Grande, # 04-22, Singapore 528735 or at such other location in Singapore as the Company shall reasonably require, whether on a temporary or permanent basis.
2.Compensation
2.1Your starting base annual salary will be SGD 1,358,700 (“Base Salary”), less all applicable tax withholdings and statutory and other deductions.
2.2The company reviews salaries periodically as part of our compensation review process and any changes to compensation are at the sole discretion of the Company and/or its affiliates.
2.3You will be eligible to participate in the Western Digital Executive Short Term Incentive plan (“STI”) in accordance with all terms and conditions of the STI plan.  Your target STI under the STI plan will be 150% of your eligible earnings earned during each performance period.  Payment of the STI is subject to the Western Digital’s corporate performance against financial and operational objectives and your individual performance for the performance period, subject to approval by the Compensation and Talent Committee of Western Digital’s Board of Directors.
2.4The Company has the right to deduct from your salary any sums that you may owe to the Company, to the extent permitted by law.
3.Benefits
You will be eligible to participate in the Company’s benefit plans as established from time to time, at such times as you qualify for them or as they are offered to you. Participation in any benefit plan is subject to the rules of the respective plan. The Company reserves the right to change benefits providers or amend or discontinue any benefit plan in its sole discretion and without compensation to you for any such change, amendment or discontinuance. You may obtain full information about the Company’s benefit plans from Human Resources.
4.Annual Leave and Public Holidays

Exhibit 10.10

6.1You will be entitled to the following paid annual leave for each calendar year worked. Such annual leave will be taken by you at times that will be determined, depending upon the requirements of the business activities of the Company and depending upon the provisions of applicable law.

Years of Service (YOS)	Annual Leave Days (Working Days)
3 months ≤ YOS < 1	15
1 ≤ YOS < 2	15
2 ≤ YOS < 3	16
3 ≤ YOS< 4	17
4 ≤ YOS < 5	18
5 ≤ YOS < 6	19
6 ≤ YOS < 7	20
7 ≤ YOS < 10	21
10 ≤ YOS	22
6.2Annual leave shall be taken between 1st January and 31st December in the year after the leave has been earned. You will earn a pro-rata leave entitlement from your hire date until December 31 of the year in which you were hired. Unless otherwise permitted by the Company at its discretion or as otherwise permitted in accordance with local labour laws, your annual leave earned but unconsumed in the current year may be carried forward to the second calendar year but must be taken before December 31 of the second calendar year, failing which the said unconsumed annual leave days of the current calendar year will be forfeited.
6.3You are entitled to the gazetted public holidays observed in Singapore.
6.4If you or the Company have given the other notice of termination of employment, you may be required to use any remaining leave entitlement during the applicable notice period at the Company’s discretion to the extent permitted by law. Otherwise, you will be paid out any accrued but untaken leave.
5.Professional Expenses
Where applicable, the Company will reimburse you for reasonable and necessary business expenses incurred in furtherance of the Company’s business, in accordance with the Company Travel Policy upon presentation of documentary evidence acceptable to the Company.
6.Non-Solicitation

You agree to, at all times, comply with the terms and conditions of the non-solicitation provision contained in the Employee Inventions and Confidentiality Agreement.

7.Duration of Employment and Termination
7.1You or the Company may terminate your employment as follows:
a)Voluntary Termination: You may terminate your employment at any time by giving the Company two (2) months’ written notice (the “Resignation Notice Period”). However, it is understood and agreed that the Company shall be entitled to waive all or part of that notice and accept your resignation at any earlier effective date, in which event your employment will terminate on your last day of actual and active employment. In the event that the Company waives the Resignation Notice

Exhibit 10.10

Period, you will be entitled to the lesser of (i) the amounts otherwise payable to you during the Resignation Notice Period or (ii) the minimum entitlements, if any, to termination pay, severance pay and benefits continuation as required by local labour laws.
b)Termination for Cause: The Company may terminate your employment for Cause, at any time and without advance notice or payment in lieu of notice. “Cause” for this purpose includes, but is not limited to, instances where the Company has reasonable grounds to believe you are guilty of gross or serious misconduct, gross negligence or are in material breach of one of the terms of your employment; dishonesty or unprofessional conduct, disclosure of confidential information, breach of confidence, breach of intellectual property rights; where you act in a way which in the reasonable opinion of the Company, reflects poorly on yourself and/or the Company, whether or not such act is directly related to the affairs of the Company; or any other act or omission that would legally permit the Company to, without notice or payment in lieu of notice, terminate the employment of an employee. The failure of the Company to rely on this provision does not constitute a waiver of the provision.
c)Without Cause: In the absence of Cause, the Company may, at its sole discretion and for any reason whatsoever, terminate your employment by providing you with: (i) notice of termination (or pay in lieu thereof) and severance pay (if applicable) in accordance with the provisions of the local labour laws or the Company’s applicable policies, as amended from time to time; (ii) continuation of your benefits for such period as may be required pursuant to local labour laws; and (iii) any portion of your Salary and accrued leave pay if any, that shall have been earned prior to the date of termination but not yet paid. Further, your rights and entitlements under any other applicable compensation or incentive plan or program shall terminate effective as of the date of termination.
The decision to provide actual notice, or pay in lieu, or any combination thereof, shall be in the sole discretion of the Company. The decision as to whether to provide pay in lieu of notice as a lump sum payment or otherwise is also in the sole discretion of the Company. All payments made under this paragraph will be subject to all required tax withholdings and statutory and other deductions.
Except as provided above, you will have no claim whatsoever against the Company or any associated or affiliated entity, or any of its or their officers, directors or employees for damages, wages, incentive or bonus pay, termination pay, severance pay, whether statutory or otherwise or pay in lieu of notice whether statutory or otherwise, arising out of your employment or the termination of your employment. This provision will continue to apply regardless of any change to your position in the future.
For the purposes of this section “date of termination” will be the date specified in the written notice of termination provided pursuant to this Section 7.1(c).
8.Deductions
By executing this Agreement, you agree that if your employment with the Company should cease for any reason and you have received any overpayment of salary (including leave taken or leave pay paid in excess of your annual leave entitlements) or other benefit, such overpaid amounts will be deducted from any final pay owed to you and you hereby consent to such deduction to the extent permitted by law.
9.Data Protection
9.1During your employment, the Company may control and process your personal data (manually and electronically) for the purposes of the administration of this Agreement and the employment relationship, as well as the legitimate business needs of the Company, as set forth in the Company’s global privacy policy.

Exhibit 10.10

9.2The Company recognizes the importance of protecting personal data and respecting your privacy. For the purposes of data protection, you agree to acknowledge receipt of and review the Company’s Worker Data Protection Notice and the Company’s privacy policies, including all updates to those documents, and, where required by applicable law, expressly consent to the Company’s processing sensitive personal data, as that term is defined by law.
9.3In accordance with the Global Privacy Policy, the Company will ensure that such information will be fairly and lawfully processed for limited purposes, that it is adequate, relevant, accurate and not excessive. The Company will ensure your data is not kept longer than is necessary, is processed in accordance with your rights, will be kept secure, and not transferred abroad without adequate protection.
10.Miscellaneous
10.1The provisions of this Agreement are severable, and if any one provision is found to be unenforceable in whole or in part, the remainder of the Agreement will remain valid and enforceable.
10.2You acknowledge and expressly represent that by executing this Agreement you agree to comply with all Company policies and procedures, as may be amended from time to time.
10.3You agree to sign and at all times abide by the Employee Inventions and Confidentiality Agreement and the Company’s Global Code of Conduct (“Code of Conduct”) and that you will provide written acknowledgments of the Code of Conduct annually or as requested by the Company.
10.4This Agreement and the attached Employee Inventions and Confidentiality Agreement and the Code of Conduct constitute the complete understanding between yourself and the Company with respect to your employment, and no statement, representation, warranty or covenant has been made by you or the Company with respect to this Agreement except as expressly set forth in the Agreement. This Agreement shall not be altered, modified, amended or terminated unless agreed to in writing by both yourself and the Company.
11.Governing Law and Jurisdiction
This Agreement shall be governed by and interpreted in accordance with the laws of the Republic of Singapore.
12.Prior Agreement
This Agreement supersedes all previous agreements, contracts and arrangements whether written, oral, or implied between the Company and yourself relating to your employment, all of which contracts, agreements and arrangements shall be deemed to have been terminated by mutual consent as from the date of commencement of your employment under this Agreement.
13.Prior Obligations
This offer is made on the understanding that you have discharged your legal obligations under all past and present work engagement, contracts, education bonds and guarantees (collectively referred to as “Prior Obligations”). You warrant that your acceptance of this offer will not be in breach of Prior Obligations and you agree to indemnify the Company in respect of any loss or damage that the Company may suffer directly or indirectly from your breach of Prior Obligations.
Please signify your acceptance of these terms of employment and return a duplicate copy of this letter agreement to the Company.

Exhibit 10.10

I hereby accept the offer of employment with the Company on the terms and conditions set out above.

/s/ Irving Tan	8 February, 2025
Irving Tan	Date